FOR IMMEDIATE RELEASE

Contacts:	Lori Teranishi Visa U.S.A. (415) 932-2158 lteranis@visa.com	Carolyn Brookter Target Corporation (612) 304-6557 carolyn.brookter@target.com

TARGET BECOMES FIRST U.S. RETAILER TO OFFER SMART VISA CARD
Partnership Gives Consumers An Enhanced Guest Experience With New and Smarter Ways to Shop, Pay and Get Value

Minneapolis (June 19, 2001) — Target Corporation has joined forces with Visa U.S.A. to become the first U.S. retailer to enhance the shopping experience for millions of its guests through the introduction of Target smart Visa cards. This agreement coincides with Target's decision, following a successful three-market test, to roll-out the Target Visa card on a national basis. Target will take a lead role in advancing smart cards in the U.S. both by issuing smart cards through its Retailers National Bank affiliate later this year and by installing point of sale terminals that accept chip payment in all Target Stores in 2002.

"The national roll-out of the Target smart Visa card provides a significant opportunity for Target to deepen our relationship with our guests. This revolutionary new card offers our guests a credit vehicle with greater convenience, broader utility, increased value and expanded rewards programs," said Jerry Storch, vice chairman of Target Corporation. "Adding a smart chip and providing chip readers in our stores underscores our commitment to introduce creativity and excitement to our guests. This innovative new card reinforces Target's differentiated brand image and 'Expect More. Pay Less.' promise."

"Combining Target's unparalleled commitment to customer service with the smart Visa platform will result in new and valuable experiences for consumers," said Paul Vessey, Chief Operating Officer, Visa U.S.A. "Target's adoption of smart cards signals momentum and mainstream acceptance for this new payment technology in the U.S. This is a major milestone in Visa's ongoing strategy of technology and brand innovation in the payments world and beyond."

smart Visa
smart Visa is a new, innovative payment card platform with multi-function capabilities powered by microchip technology. The Target smart Visa program is the latest initiative in Visa's collaboration with industry leaders to make smart cards a reality in the United States. First USA, FleetBoston Financial Corp. and Providian Financial Corp. currently issue smart Visa cards. Visa's goal is to continue to add new levels of convenience to consumers' everyday lives by providing additional functions to its smart card platform.

About Target Corporation
Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. The company currently operates 1,320 stores in 46 states. This includes 990 Target stores, 266 Mervyn's stores and 64 Marshall Field's stores. Target Corporation news releases are available at www.target.com or prnewswire.com.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to Target Corporation's 2001 Form 10-K.

About Visa U.S.A.
Visa is the world's leading payment brand and largest consumer payment system, enabling banks to provide their consumer and merchant customers with the best way to pay and be paid. More than 14,000 U.S. financial institutions rely on Visa's processing system, VisaNet, to facilitate over $810 billion in annual transaction volume - including more than half of all Internet payments - with virtually 100 percent reliability. U.S. consumers carry more than 353 million Visa-branded smart, credit, commercial, stored value and check cards, accepted at approximately 22 million locations worldwide. Visa has long led the industry in developing payment security standards, and has been named the most trusted payment brand online. Visa's people, partnerships, brand and payment technology are helping to create universal commerce - the ability to safely conduct transactions anytime, anywhere and by any device. Please visit www.visa.com for additional information.

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